Leader Capital Corp 315 W. Mill Plain Blvd., Suite 204 Vancouver, WA 98660

CODE OF ETHICS

I. INTRODUCTION

A. Fiduciary Duty. This Code of Ethics is based on the principle that all employees of Leader Capital and certain other persons have a fiduciary duty to place the interest of clients ahead of their own and the Company’s. This Code of Ethics applies to all “Access Persons” (defined below). Access Persons must avoid activities, interests and relationships that might interfere with making decisions in the best interests of the Company’s Advisory Clients.

For purposes of this policy, the following words shall mean:

“Access Persons” means all employees, directors, officers, partners or members of the Company, as the case may be, who (i) have access to nonpublic information regarding Advisory Clients’ purchases or sales of securities, (ii) are involved in making securities recommendations to Advisory Clients or (iii) have access to nonpublic recommendations or the portfolio holdings of an affiliated: all of the Company’s directors, officers, members and portfolio management personnel and (iv) any other individual that may not be employed by the firm but has access to such information. Client services personnel who regularly communicate with Advisory Clients also may be deemed to be Access Persons. A list of access persons will be maintained and updated continually

“Advisory Client” means any fund for which the Company serves as a general partner, or any person or entity for which it serves as investment adviser, renders investment advice or makes investment decisions,

“Code” means this policy as supplemented by other policies and procedures contained in the Company’s Compliance Manual.

“Reportable Securities” means all securities in which an Access Person has a beneficial interest except: (i) U.S. Government securities, (ii) money market instruments (e.g., bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments), (iii) shares of money market funds, (iv) shares and holding in other mutual funds unless the Company acts as the investment advisor to, or the principal underwriter of, the subject fund, and (iv) units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

As fiduciaries, all Access Persons must at all times:

1. Place the interests of Advisory Clients first. All Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company’s Advisory Clients, Access Persons may not induce or cause an Advisory Client to take action, or not to take action, for personal benefit, rather than for the

www.leadercapital.com Phone 503/294-1010 800/269-8810 Fax 503/294-9977

benefit of the Advisory Client. For example, a supervisor or employee would violate the policy by causing an Advisory Client to purchase a security he or she owned for the purpose of increasing the price of that security.

2. Avoid taking inappropriate advantage of their position. The receipt of investment opportunities, perquisites or gifts from persons seeking business with the Company or its Advisory Clients, could call into question the exercise of the independent judgment of an Access Person. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

3. Conduct all personal securities transactions in full compliance with this Code including reporting requirements. Doubtful situations always should be resolved in favor of Advisory Clients. Technically compliance with the Code’s provisions shall not automatically insulate from scrutiny any securities transactions or actions that indicate a violation of the Company’s fiduciary duties.

B. Appendices to the Code. The Code shall be supplemented by the Company’s Compliance Manual in its entirety, specifically including, without limitation, the following Sections, each of which is specifically included in the Code by reference.

1.	Fiduciary Capacity;

2.	Principal/Agency Transactions;

3.	Trading/Prohibited Transactions;

4.	Personal Securities Transactions; and

5.	Insider Trading,

II. OTHER DUTIES

A. Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients except to person whose responsibilities require knowledge of the information.

B. Gifts. The following provisions on gifts apply to Access Persons:

1. Accepting Gifts. On occasion, because of their position with the Company, Access Persons may be offered, or may receive without notice, gifts from clients, brokers, vendors or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of the Company. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve month period), customary business meals, entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. All gifts received by an Access Person that might violate this Code must be promptly reported to the CCO.

2. Solicitation of gifts. Access Persons are prohibited from soliciting gifts of any size under any circumstances.

3. Giving gifts. Access Persons may not give any gift with a value in excess of $100 (per year) to an Advisory Client or persons who do business with, regulate, advise or render professional services to the Company.

C. Company Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or the Company. This includes, but is not limited to, acquiring Reportable Securities for one’s own account that would otherwise be acquired for an Advisory Client.

D. Undue Influence. Access Persons shall not cause or attempt to cause any Advisory Client to purchase, sell or hold any security in a manner calculated to create any person benefit to such Access Person. If a Access Person stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the Advisory Client the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the CCO, must determine whether or not the Access Person will be restricted in making investment decisions in respect of the subject security.

E. Reporting, Review and Recordkeeping. All violations of the Code must be reported promptly to the CCO. The CCO shall periodically review Access Persons’ personal trading reports and otherwise take reasonable steps to monitor compliance with, and enforce, this Code of Ethics. The CCO shall maintain in the Company’s files (i) a current copy of the Code, (ii) records of violations and actions taken as a result of the violations, (iii) copies of all Access Persons’ written acknowledgement of receipt of the Code, (iv) copies of the quarterly and annual compliance certificates required by the Code, for five (5) years, the first two (2) in an easily accessible place. Copies of internal reports of violations of the Code of Ethics are not required to be kept, to avoid discouraging employees from reporting violations of the Code of Ethics. Any violations of the code as it pertains to the Leader Funds will be promptly reported to the NLFT CCO.

E. Restricted and Watch Lists. The Firm maintains a Restricted and Watch List that would prohibit an access person from trading in certain securities as they may pose a conflict of interest. The Restricted and Watch lists are maintained and updated as necessary by the firm. Personal trading records of access persons will be compared against these lists and any violations detected shall be reported to the CCO.

G. Initial Public Offerings and Private Placements. An adviser’s Code of Ethics must require that Access Persons’ obtain the adviser’s approval before investing in an initial public offering (‘IPO”) or private placement. Advisory firms with only one Access Person would not be required to have that access person pre-clear these investments.

H. Sanctions. If the CCO determines that an Access Person has committed a violation of the Code, the Company may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral. The Company also may require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived there from and such forfeiture shall be disposed of in a manner that shall be determined by the Company in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

I. Exceptions. Exceptions to the Code will rarely, if ever, be granted. However, the CCO may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing. No reports shall be required under this Code for (i) transactions effected pursuant to an automatic investment plan and (ii) securities held in accounts over which the Access Person has no direct control.

J. Compliance Certification. All Access Persons shall sign a certificate promptly upon becoming employed or otherwise associated with the Company that evidences his or her receipt of this Code of Ethics and submit a complete report of the Access Person’s securities holdings within 10 days of becoming an Access Person. All Access Persons shall submit to the CCO, no later than 30 days after the close of each quarter, in the form proscribed by the Company for this purpose, a list of all personal transactions in Reportable Securities. During the month of December, all Access Persons will be required to certify on the Annual Certification of Compliance with the Code of Ethics form attached to this Code as Exhibit XI-A. New employees with be required to make an initial certification of receipt of the company’s Code of Ethics and agree to abide (Exhibit XI-B) and complete an initial holdings report (Exhibit XI-C) if applicable.

Dated:	8/15/17	(Amended)

Amended: 6/8/12

Amended: 8/4/11

Amended: 10/20/08

Amended: 10/5/07

Amended: 4/22/05

Originally dated: 11/15/04

By: John Lekas

Exhibit XI-A

ANNUAL CERTIFICATION OF COMPLIANCE WITH THE COMPANY’S

CODE OF ETHICS

I certify that during the year ended as of the date written below:

1.	I have received a copy of and understand Leader Capital’s Code of Ethics.

2.	I have fully disclosed all securities holdings in which I have, or a member of my immediate family has, a beneficial interest.

3.	I have reported all securities transactions in which I have, or any member of my immediate family has, a beneficial interest.

4.	I have complied with the Code of Ethics in all other respects.

Signature

Print Name

Dated:

Exhibit XI-B

INITIAL CERTIFICATION OF COMPLIANCE WITH THE COMPANY’S
CODE OF ETHICS AND AGREEMENT TO ABIDE

This agreement is entered into b and between Leader Capital Corp. (the “Company”) and the Associated Person whose name and signature is represented below.

By signing this agreement, I, ________________________________________ , acknowledge that:

_____   I have received a copy of the Company’s Code of Ethics.

_____   I have read and understand the information contained in the Code of Ethics; and,

_____   I will abide by the Code of Ethics and any subsequent amendments thereto.

Signature ___________________________

Date ________________________

Exhibit XI-C

LEADER CAPITAL CORP’S
CODE OF ETHICS

INITIAL HOLDINGS REPORT

Name of Access Person: ________________________

Signature: ________________________

Date: ___________

NOTE: IN LIEU OF THIS REPORT, YOU MAY SUBMIT DUPLICATE COPIES OF YOUR BROKERAGE STATEMENTS

1.	HOLDINGS

Name and Type of Covered Security and/or Reportable Fund	Ticker Symbol or CUSIP	Number of Shares or Principal Amount

2.	BROKERAGE ACCOUNTS

Name of Institution and Account Holder’s Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

REVIEWED:
(Compliance Officer signature)

DATE:

Leader Capital Corp 315 W. Mill Plain Blvd., Suite 204 Vancouver, WA 98660

Watch List:

HES

HYG

SSO

TNA

TQQQ

TVIX

Restricted List:

N/A

Candy Dillon, CCO

8/29/17
Reviewed / Updated

www.leadercapital.com Phone 503/294-1010 800/269-8810 Fax 503/294-9977